                 ADVANCED LIGHTING TECHNOLOGIES, INC.
     EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

            (IN THOUSANDS, EXCEPT PER SHARE DOLLAR AMOUNTS)


                                                                           Three Months Ended September 30,
                                                                           ---------------------------------
                                                                                 1999             1998
                                                                               --------         --------

Loss from continuing operations before cumulative effect of
   accounting change attributable to common shareholders                       $   (782)        $   (671)
                                                                               ========         ========

Net income (loss)
   attributable to common shareholders                                         $   (782)        $ (2,261)
                                                                               ========         ========

Weighted average shares -- Basic:
   Outstanding  at beginning of period                                           20,278           20,189
   Issued for exercise of stock options                                               -               14
   Issued pursuant to employee stock purchase plan                                    3                2
   Issued pursuant to 401(k) plan                                                     3                -
                                                                               --------         --------
      Weighted average shares -- Basic                                           20,284           20,205
                                                                               ========         ========

Weighted average shares -- Diluted:
   Basic from above                                                              20,284           20,205
   Effect of stock options                                                            -                -
                                                                               --------         --------
      Weighted average shares -- Diluted                                         20,284           20,205
                                                                               ========         ========

Earnings (loss) per share -- Basic and diluted
   Loss from continuing operations                                             $   (.04)        $   (.03)
   Reclassification of discontinued operations to continuing operations               -              .04
   Cumulative effect of change in accounting for start-up costs                       -             (.12)
                                                                               --------         --------
      Earnings (loss) per share -- Basic and diluted                           $   (.04)        $   (.11)
                                                                               ========         ========